SCHEDULE 14A INFORMATION
                       Proxy Statement Pursuant to Section
                             14(a) of the Securities
                              Exchange Act of 1934
                               (Amendment No. ___)

Filed by the Registrant [ X ]
Filed by a Party other than the Registrant [ ]
Check the appropriate box:
[   ]   Preliminary Proxy Statement
[   ]   Confidential, for Use of the Commission Only (as permitted by
        Rule 14a-6(e)(2))
[ X ]   Definitive Proxy Statement
[   ]   Definitive Additional Materials
[   ]   Soliciting Material Pursuant to ss.240.14a-12


                               SHOE CARNIVAL, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
     (Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
[ X ] No fee required.
[   ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
      1) Title of each class of securities to which transaction applies:

      2) Aggregate number of securities to which transaction applies:

      3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

      4) Proposed maximum aggregate value of transaction:

      5) Total fee paid:

[   ] Fee paid previously with preliminary materials.
[   ] Check box if any part of the fee is offset as provided by
      Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
      1) Amount Previously Paid:

      2) Form, Schedule or Registration Statement No.:

      3) Filing Party:

      4) Date Filed:

                               SHOE CARNIVAL, INC.

                 NOTICE OF ANNUAL MEETING OF COMMON SHAREHOLDERS
                           TO BE HELD ON JUNE 14, 2001




            The annual meeting of common shareholders of Shoe Carnival, Inc. will be held at the Evansville Marriott, 7101 North U.S. Route 41, Evansville, Indiana, on Thursday, June 14, 2001, at 10:00 a.m., C.D.T., for the following purposes:

                (1) To elect two Directors to serve until the 2004 annual
            meeting of shareholders and until their successors are elected and have qualified, as set forth in the accompanying Proxy Statement;

                (2) To approve or disapprove the appointment of Deloitte &
            Touche LLP, as auditors for the Company for fiscal year 2001;

                (3) To transact such other business as may properly come before the meeting.


            All common shareholders of record at the close of business on April 6, 2001 will be eligible to vote.


            It is important that your stock be represented at this meeting. Whether or not you expect to be present, please fill in, date, sign and return the enclosed proxy form in the accompanying addressed, postage-prepaid envelope. If you attend the meeting, your proxy will be canceled at your request.





                                           David A. Kapp, Secretary

                               SHOE CARNIVAL, INC.
                               8233 Baumgart Road
                            Evansville, Indiana 47725

                                 PROXY STATEMENT
                      Annual Meeting of Common Shareholders

                                  June 14, 2001


      This statement is being furnished to common shareholders on or about May 22, 2001, in connection with a solicitation by the Board of Directors of Shoe Carnival, Inc. (the "Company") of proxies to be voted at the annual meeting of common shareholders to be held at 10:00 a.m., C.D.T., Thursday, June 14, 2001, at the Evansville Marriott, 7101 North U.S. Route 41, Evansville, Indiana, for the purposes set forth in the accompanying Notice.

     At the close of business on April 6, 2001, the record date for the meeting, there were 11,971,789 shares of Common Stock of the Company outstanding and entitled to vote at the meeting. On all matters, including the election of Directors, each common shareholder will have one vote for each share held.

     If the enclosed form of proxy is executed and returned, it may nevertheless be revoked at any time insofar as it has not been exercised. The proxy may be revoked by giving written notice of revocation to the Company, executing a subsequently dated proxy that is delivered to the Company, or attending the annual meeting and voting in person. Unless revoked, a proxy will be voted at the meeting in accordance with the instructions of the shareholder in the proxy, or, if no instructions are given, for the election as Directors of the nominees listed under Proposal 1 and for Proposal 2. Election of the Directors will be determined by the vote of the holders of a plurality of the shares voting on such election. Approval of Proposal 2 will be subject to the vote of the holders of a greater number of shares favoring approval than those opposing it. A proxy may indicate that all or a portion of the shares represented by such proxy are not being voted with respect to a specific proposal. This could occur, for example, when a broker is not permitted to vote shares held in street name on certain proposals in the absence of instructions from the beneficial owner. Shares that are not voted with respect to a specific proposal will be considered as not present and entitled to vote on such proposal, even though such shares will be considered present for purposes of determining a quorum and voting on other proposals. Abstentions on a specific proposal will be considered as present, but not as voting in favor of such proposal. Neither broker non-votes nor abstentions will have any effect on the vote required to approve any of the proposals.

     The Board of Directors knows of no matters, other than those reported below, which are to be brought before the meeting. However, if other matters properly come before the meeting, it is the intention of the persons named in the enclosed form of proxy to vote such proxy in accordance with their judgment on such matters.

     The cost of this solicitation of proxies will be borne by the Company. Proxies may also be solicited personally or by telephone by Company employees acting without additional compensation.

                              ELECTION OF DIRECTORS
Nominees

     The Company currently has five Directors divided into three classes. Two classes contain two Directors each, with the remaining class containing one Director. The term of one class expires each year. Each Director holds office for a three-year term expiring at the annual meeting of shareholders held in the year that is three years after his election and thereafter until his successor is elected and qualified.

     The shareholders will be asked to elect two Directors. Mark L. Lemond and James A. Aschleman have been nominated by the Board of Directors for election as Directors for a term to expire at the 2004 annual meeting of shareholders and until his successor is elected and qualified. Mr. Lemond has served as a Director since 1998. Mr. Aschleman was appointed to fill a vacant Director position on May 10, 2001. It is the intention of the persons named in the accompanying form of proxy, absent contrary instructions therein, to vote such proxy for the election to the Board of Directors of Messrs. Lemond and Aschleman.

     Unless otherwise indicated in a footnote to the following table, the principal occupation of each Director has been the same for the last five years, and each Director possesses sole voting and investment power with respect to the shares of Common Stock indicated as beneficially owned by him.

                                                              Shares
                                                           Beneficially
                                 Present                     Owned on
                                Principal        Director     April 4,   Percent
      Name          Age         Occupation         Since      2001(1)   of Class
------------------  --- -----------------------  --------  ------------ --------

                           NOMINEES FOR DIRECTOR
                 (Nominee for three-year term to expire at the
                    annual meeting of shareholders in 2004)

Mark L. Lemond      46  President and              1988     467,737 (2)    3.8%
                        Chief Executive Officer
                        of the Company (3)

James A. Aschleman  56  Partner of Baker &         2001           0          *
                        Daniels (law firm) (4)


                         DIRECTORS CONTINUING IN OFFICE
          (Term expiring at the annual meeting of shareholders in 2002)

J. Wayne Weaver     66  Chairman of the Board      1988   4,833,230 (5)   40.4%
                        of the Company,
                        Chairman and Chief
                        Executive Officer of
                        Jacksonville Jaguars,
                        LTD (professional
                        football franchise),
                        and Chairman and Chief
                        Executive Officer of
                        LC Footwear, LLC
                        (footwear distributor)(6)

Gerald W. Schoor    66  Merchant Banker            1993       5,000 (7)      *
                        (self-employed) (8)

          (Term expiring at the annual meeting of shareholders in 2003)

William E. Bindley  60  Chairman of the            1993       3,000 (9)      *
                        Board and Chief
                        Executive Officer of
                        Bindley Capital Partners,
                        LLC(10)

------------------
*     Less than 1%

                                       4

(1) Does not include shares subject to options that are not presently exercisable (i.e., within 60 days after April 4, 2001).

(2) Includes 11,500 shares directly owned by Mr. Lemond's spouse and 183,540 shares issuable upon the exercise of presently exercisable options granted under the Company's 1993 Stock Option and Incentive Plan ("1993 Stock Option Plan") and the Company's 2000 Stock Option and Incentive Plan ("2000 Stock Option Plan").

(3) Mr. Lemond became the President and Chief Executive Officer of the Company on September 19, 1996. Prior to that time and for at least the past five years, Mr. Lemond served as the Company's Chief Operating Officer and/or Chief Financial Officer.

(4) Mr. Aschleman was appointed to fill a vacant Director position on May 10, 2001.

(5) Includes 2,000,000 shares directly owned by Mr. Weaver's spouse, 333,230 shares owned jointly with Mr. Weaver's spouse and 500,000 shares held in a trust of which Mr. Weaver is a trustee.

(6) From 1978 until February 2, 1993, Mr. Weaver's principal occupation was as president and chief executive officer of Nine West Group, Inc. ("Nine West"), a designer, developer and marketer of women's footwear.

(7) Represents 3,000 shares held as co-trustee for the benefit of Mr. Schoor's spouse and 2,000 shares issuable upon the exercise of presently exercisable options granted under the Company's Outside Directors Stock Option Plan.

(8) Prior to January 1997 and for at least the past five years, Mr. Schoor was employed as president of Corporate Finance Associates, St. Louis (financial intermediary) and as executive vice president of National Industrial Services, Inc. (industrial asset management company).

(9) Includes 2,000 shares issuable upon the exercise of presently exercisable options granted under the Company's Outside Directors Stock Option Plan.

(10) Mr. Bindley also serves on the Boards of Directors of Priority Healthcare Corporation, a distributor and provider to the alternate site healthcare market and Cardinal Health, Inc., a health care service company. From 1968 until February 2001 Mr. Bindley's principal occupation was chairman of the board and chief executive officer of Bindley Western Industries, Inc. a pharmaceutical wholesale distribution company.


     The Board of Directors recommends a vote FOR the nominees listed above.


Meetings and Committees

     During the 2000 fiscal year, the Board of Directors of the Company held four meetings. All of the Directors were present at the meetings.

     The Company has an Audit Committee, a Compensation Committee and a Stock Option Committee. The Compensation Committee, which met once during fiscal year 2000, consists of Messrs. Bindley and Schoor. The Stock Option Committee, which met once in fiscal year 2000, consists of Messrs. Bindley and Schoor. The Audit Committee, which met three times during fiscal year 2000, consists of Messrs. Bindley, Schoor and, since May 10, 2001, Aschleman. Mr. Lemond, a member of the Audit Committee since 1993, resigned from the Audit Committee in March 2000. His resignation was required due to new regulations requiring members of the Audit Committee to consist exclusively of outside Directors. The Audit Committee is responsible for recommending independent auditors, reviewing with the independent auditors the scope and results of the audit engagement, establishing and monitoring the Company's financial policies and control procedures, reviewing and monitoring the provision of non-audit services by the Company's auditors and reviewing all potential conflict of interest situations, including the Company's relationships with LC Footwear, LLC and PL Footwear, Inc. A copy of the Charter of the Audit Committee is attached as Appendix A to this Proxy Statement. The Compensation Committee is responsible for reviewing, determining and establishing the salaries, bonuses and other compensation of the executive officers of the Company. The Stock Option Committee is responsible for administering the Company's 1993 Stock Option Plan, 2000 Stock Option Plan and Employee Stock Purchase Plan. The Board of Directors does not have a nominating committee. All of the Directors attended all of the meetings of the committees on which they served during the 2000 fiscal year.

Section 16(a) Beneficial Ownership Reporting Compliance

     Section 16(a) of the Securities Exchange Act of 1934 requires the Company's executive officers and Directors, and persons who own more than 10% of Common Stock, to file initial reports of ownership and reports of changes in ownership with the Securities and Exchange Commission. Such persons are required by Securities and Exchange Commission regulations to furnish the Company with copies of all Section 16(a) forms they file.

     Based solely on a review of the copies of such forms furnished to the Company and written representations from certain reporting persons, the Company believes that during fiscal 2000 all filing requirements applicable to its executive officers, Directors and greater than 10% shareholders were timely satisfied.

Summary Compensation Table

     The following table sets forth a summary of the compensation paid by the Company for services rendered in all capacities to the Company during each of the three most recent fiscal years, to the Company's Chief Executive Officer, and to each of the Company's four other most highly compensated executive officers, based on salary and bonuses earned during fiscal 2000 (the "Named Executive Officers").


                           Summary Compensation Table
                                                      Long-Term
                                                     Compensation
                                                     ------------
                             Annual Compensation(1)    Awards
                             ----------------------  ------------
                                                     Securities
Name and              Fiscal                         Underlying     All Other
Principal Position     Year     Salary     Bonus(2)  Options (3) Compensation(4)
---------------------  -----    ------     --------  -----------  ------------

Mark L. Lemond,         2000   $462,596    $     0        50,000    $ 4,912  (5)
President and Chief     1999    422,116     20,000        75,000      3,927  (6)
Executive Officer       1998    390,385     75,000        25,000      3,785  (7)

J. Wayne Weaver,        2000   $300,000    $     0             0    $     0
Chairman of the Board   1999    300,000          0             0          0
                        1998    300,000          0             0          0

Timothy T. Baker,       2000   $217,692    $     0        35,000    $ 3,213  (5)
Senior Vice President-  1999    197,692     18,000        20,000      3,923  (6)
Store Operations        1998    175,192     50,000        15,000      3,911  (7)

Clifton E. Sifford,     2000   $217,692    $     0        35,000    $ 4,908  (5)
Senior Vice President-  1999    195,962     18,000        15,000      3,914  (6)
General Merchandise     1998    162,116     50,000        10,000      2,935  (7)
Manager

W. Kerry Jackson,       2000   $158,885    $     0        15,000    $ 8,827  (5)
Vice President-Chief    1999    132,115      9,000         7,500      3,682  (6)
Financial Officer and   1998    107,115     26,000         7,500      3,091  (7)
Treasurer
---------------

(1) The column for Other Annual Compensation is not included (as permitted under applicable regulations) because the perquisites and other personal benefits awarded, earned or paid to the Named Executive Officers did not exceed the lesser of $50,000 or 10% of the total of annual salary and bonus for each Named Executive Officer for any of the years listed.
(2) Represents bonuses earned during the fiscal year indicated, which bonuses at times have been paid in the subsequent fiscal year.
(3)  All of the amounts reflect option shares.  The Company has never granted
     SARs.

                                       6

(4) Except as otherwise indicated, all amounts are compensation related to life and disability insurance premiums.
(5) Of the amounts shown, $3,986 for Mr. Lemond, $2,287 for Mr. Baker, $3,767 for Mr. Sifford and $8,141 for Mr. Jackson represent the Company's matching contributions under the Company's 401(k) Plan and Deferred Compensation Plan.
(6) Of the amounts shown, $3,064 for Mr. Lemond, $3,071 for Mr. Baker, $2,916 for Mr. Sifford and $3,096 for Mr.Jackson represent the Company's matching contributions under the Company's 401(k) Plan.
(7)  Of the  amounts shown, $2,779 for Mr. Lemond, $2,993 for Mr. Baker,
     $1,972 for Mr. Sifford and $2,522 for Mr. Jackson represent the Company's matching contributions under the Company's 401(k) Plan.


Employment, Noncompetition and Consulting Agreements

     On January 15, 1993, the Company entered into a noncompetition agreement with J. Wayne Weaver. As long as Mr. Weaver is an executive officer or Director of the Company he may not engage directly or indirectly through any other company or entity in the retail shoe business without the prior approval of the Company's Audit Committee. The Audit Committee has approved Mr. Weaver's association with LC Footwear, LLC and PL Footwear, Inc. Effective February 1, 1993, Mr. Weaver became an employee of the Company at an annual salary of $300,000. Although Mr. Weaver will continue to be involved in other business activities and will not devote full time to the Company, he will devote such time to the Company as he deems necessary or appropriate to perform his duties as Chairman of the Board.

     The Company does not have employment or noncompetition agreements with any other officers.

Compensation of Directors

     During 2000, the Company paid non-officer Directors an annual retainer of $15,000 per year and a fee of $1,000 for each meeting of the Board or a committee thereof attended. All Directors receive reimbursement of reasonable out-of-pocket expenses incurred in connection with meetings of the Board. No Director who is an officer or employee of the Company receives compensation for services rendered as a Director.

     On March 4, 1999, the Board of Directors approved the Outside Directors Stock Option Plan. The plan calls for each non-employee director to be granted on April 1 of each year an option to purchase 1,000 shares of the Company's common stock at the market value on the date of the grant. The options will vest six months from the date of grant and expire ten years from the date of grant.

Stock Options

     The Company's Board of Directors and shareholders approved the 1993 Stock Option Plan, effective January 15, 1993, and amended it at the 1997 annual meeting of shareholders. The 1993 Stock Option Plan reserves 1,500,000 shares of the Company's Common Stock for stock option grants (subject to adjustment for subsequent stock splits, stock dividends and certain other changes in the Common Stock).

     The Company's Board of Directors and shareholders approved the 2000 Stock Option Plan, effective June 8, 2000. The 2000 Stock Option Plan reserves 1,000,000 shares of the Company's Common Stock for stock option grants (subject to adjustment for subsequent stock splits, stock dividends and certain other changes in the Common Stock).

     The Stock Option Committee of the Board of Directors administers and grants incentive awards under the 1993 Stock Option Plan and the 2000 Stock Option Plan. The 1993 Stock Option Plan and the 2000 Stock Option Plan provide for the grant to officers and other key employees of the Company of incentive awards in the form of stock options or restricted stock. Stock options granted under the plans may be either options intended to qualify for federal income tax purposes as "incentive stock options" or options not qualifying for favorable tax treatment ("nonqualified stock options").

     The following table sets forth information with respect to options granted by the Company under the 1993 and 2000 Stock Option Plans to the Named Executive Officers during the fiscal year ended February 3, 2001.

                        Option Grants in Last Fiscal Year
                              Individual Grants (1)
                   -----------------------------------------

                                                            Potential Realizable
                   Number of  % of Total                       Value at Assumed
                   Securities Options                      Annual Rates of Stock
                   Underlying Granted to Exercise            Price Appreciation
                   Options    Employees  or Base             for Option Term (2)
                   Granted(#) in Fiscal  Price    Expiration -------------------
      Name         (3)        Year       ($/Sh)      Date      5%($)     10%($)
------------------ ---------- ---------  -------  ---------- --------   --------

Mark L. Lemond       20,000    3.5%      $8.563   03/06/10   $107,661   $272,812
                     30,000    5.2%      $4.380   12/10/10   $ 82,608   $209,329

J. Wayne Weaver        ---     ---        ---       ---         ---        ---

Timothy T. Baker     10,000    1.7%      $8.563   03/06/10   $ 53,830   $136,406
                     25,000    4.3%      $4.380   12/10/10   $ 68,840   $174,441

Clifton E. Sifford   10,000    1.7%      $8.563   03/06/10   $ 53,830   $136,406
                     25,000    4.3%      $4.380   12/10/10   $ 68,840   $174,441

W. Kerry Jackson      5,000     .9%      $8.563   03/06/10   $ 26,915   $ 68,203
                     10,000    1.7%      $4.380   12/10/10   $ 27,536   $ 69,776

---------------

(1) During fiscal 2000, options to purchase an aggregate of 577,800 shares were granted to 244 employees at exercise prices equal to or above the market price on the respective grant dates. Such options have a term of ten years, subject to earlier expiration at or following termination of employment in certain circumstances.
(2) The dollar amounts under these columns are the result of calculations at the 5% and 10% rates set by the Securities and Exchange Commission and, therefore, are not intended to forecast possible future appreciation, if any, of the Company's stock price. The Company did not use an alternative formula for a grant date valuation, as the Company is not aware of any formula which will determine with reasonable accuracy a present value based on future unknown or volatile factors.
(3) These options become exercisable in thirds on the first through third anniversaries of the grant date.

    The following table sets forth information with respect to the exercise of options held by the Named Executive Officers during fiscal year 2000 and unexercised stock options held by such individuals at the end of the fiscal year ended February 3, 2001.

                  Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values


                                                        Number of Securities
                                                              Underlying                Value of Unexercised
                                                       Unexercised Options at           In-the-Money Options
                                                         Fiscal Year-End (#)          at Fiscal Year-End($)(1)
                                                    --------------------------    -------------------------------
                  Shares Acquired       Value
      Name        on Exercise(#)    Realized($)(2)  Exercisable  Unexercisable      Exercisable   Unexercisable
-------------     ---------------   --------------  -----------  -------------      -----------   -------------

Mark L. Lemond           0                0           143,540       108,334          $380,055         $131,750
J. Wayne Weaver          0                0                 0             0                 0                0
Timothy T. Baker         0                0            25,666        53,334          $    162         $108,955
Clifton E. Sifford       0                0            26,666        55,834          $ 40,320         $129,115
W. Kerry Jackson         0                0            22,350        22,500          $ 30,860         $ 43,707
---------------

                                       8



(1) The closing price for the Company's Common Stock as reported by The Nasdaq Stock Market on February 2, 2001 was $8.688. The value is calculated on the basis of the difference between the Common Stock option exercise price and $8.688, multiplied by the number of "in-the-money" shares of Common Stock underlying the options.
(2) The value is calculated based on the difference between the option exercise price and the closing market price of the Common Stock on the date of exercise, multiplied by the number of shares to which the exercise relates.

Compensation Report of the Compensation and Stock Option Committees

     Executive Compensation Policy. In evaluating the performance of the Company, the Compensation Committee focuses primarily on attained increases in store growth, sales, operating income and net earnings as compared to the Company's internal financial plan for the year approved by the Board of Directors. In making compensation decisions, the Compensation Committee also reviews executive compensation practices within the retail and footwear industries with consideration given to, among other factors, differences in sales, growth rates and total market capitalization.

     The Company designs compensation programs to attract, retain and motivate the finest talent possible for all levels of the organization. In addition, the programs are designed to treat all employees fairly, to be cost-effective and to assure that all compensation will continue to be tax deductible. To that end, all programs, including those for executive officers, have the following characteristics.

      - Compensation is based on the level of job responsibility, the individual's level of performance and Company performance. Members of management have a greater portion of their pay based on Company performance than do non-management employees.

      - Compensation also takes into consideration the value of the job in the marketplace. To retain its highly skilled work force, the Company strives to remain competitive with the pay of employers of a similar stature who compete with the Company for talent.

      - The Company's 1993 and 2000 Stock Option Plans are intended to provide a long-term incentive for executives and other key employees to maximize growth and profitability to create shareholder value.

      The basic components of executive compensation, including that of the Chief Executive Officer, consist of salary, bonus, stock options and participation in the Company's 401(k) Savings Plan, Deferred Compensation Plan, Employee Stock Purchase Plan and Executive Medical Plan. The Company does not currently provide for any defined benefit pension plan. On March 7, 2000, the Board of Directors approved a deferred compensation plan for certain officers, including all Named Executive Officers, who are limited by Internal Revenue Service rules in the amount that they may contribute to the Company's existing 401(k) retirement plan. Participants may defer for retirement or other purposes up to $50,000 of current compensation on a pre-tax basis. The plan provides for matching and profit sharing contributions by the Company.

      Cash Compensation. The Compensation Committee reviews and approves salaries for the Chief Executive Officer and other executive officers on an annual basis or at other times as necessary to accommodate the hiring of new employees, promotions or other considerations. Recommended base salaries are reviewed and set based on a number of factors, including job responsibilities, individual industry experience, individual performance, Company performance, industry data for comparable positions and recommendations by senior executive officers. No predetermined weight is given to any of the above factors.

      Salary increases for the Company's executive officers have averaged approximately 9.3% annually for the past three years. Certain executive officers have received greater salary increases corresponding to expanded responsibilities as a result of the continued growth of the Company.

      A portion of the cash compensation of executive officers and most other salaried employees consists of bonus payments. Under the Company's Executive Incentive Compensation Plan, most salaried employees, including all executive officers, are eligible to receive a cash bonus equal to a specified percentage of the participant's base salary if certain financial objectives are met. The financial objectives for executive officers relate to the attainment of sales and operating income goals established in advance by the Company's management and approved by its Board of Directors. The Company's financial objectives for 2000 were not met and no bonuses were paid to the Named Executive Officers under this quantitative plan for fiscal 2000. The determination of the Compensation Committee to award discretionary cash bonuses (i.e., bonuses not pursuant to the Incentive Compensation Plan) is based upon the objective and subjective assessment of individual achievements and the evaluations and recommendations of the Company's Chairman. Additionally, consideration is given to each individual's aggregate cash compensation relative to the individual's position and job requirements and the individual's impact on the Company's performance over a number of years. Based on the Company's 2000 financial performance, no discretionary bonuses were awarded to the named Executive Officers.

      Stock Options. The Company considers equity compensation, in the form of stock options, to be an important element in the overall compensation of its executive officers and other key employees. The grant of stock options continues the Company's practice of increasing management's equity ownership in order to ensure that the interests of management remain closely aligned with those of the Company's shareholders. Stock options also create an incentive for the Company's key employees to remain with the Company for the long term because the options are typically not immediately exercisable and, if not exercised, are forfeited immediately if the employee is terminated for cause or voluntarily terminates his employment (other than by reason of death, disability or retirement) or within three months if employment is terminated for any other reason except death, disability or retirement.

      Options are granted pursuant to the Company's 1993 and 2000 Stock Option Plans at the discretion of the Company's Stock Option Committee. The Stock Option Committee relies in large part on the recommendation of the Chairman in determining the number of option shares to be granted to executive officers, based upon the Chairman's assessment of individual performance and the Company's performance. With the exception of new employees, options are typically granted on an annual basis. Most field managers and all executive officers were granted options in 2000 with an exercise price equal to the market price on the grant date. See "Stock Options - Option Grants in Last Fiscal Year."

      Chief Executive Officer Compensation. The Chief Executive Officer's total compensation is based upon the same factors as the compensation of other executive officers, including his individual performance and the Company's short-term and long-term performance, as measured principally by increases in store growth, sales, operating income and net earnings. In addition, the Compensation Committee reviews the level of chief executives' compensation within the retail and footwear industries with consideration given to, among other factors, differences in sales, growth rates and total market capitalization.

       In establishing Mr. Lemond's cash compensation for 2000, the Compensation Committee noted that in the three years since Mr. Lemond was elected to the offices of President and Chief Executive Officer, the Company has achieved record results and has aggressively pursued a store expansion program. Seventy-three stores have been added since Mr. Lemond took office. An additional 30 to 35 stores are expected to be opened in fiscal 2000. In 1999 and 1998, sales increased 21.3 percent and 13.6 percent, respectively, and net income
increased 17.0 percent and 38.4 percent, respectively.   Based on the
aforementioned achievements and the expectation of continued store growth, Mr. Lemond's salary was increased 10% to $467,500 effective March 5, 2000. He was also granted an option to purchase 20,000 shares of the Company's Common Stock on March 5, 2000. Based on the 2000 financial results, Mr. Lemond did not receive a bonus for 2000 but was granted an option to purchase 30,000 shares of the Company's Common Stock on December 11, 2000. The option grant is intended to promote the creation of shareholder value through the achievement of long-term sales and earnings growth objectives.

Monetary reward from the stock option grant will only be achieved if there is an increase in value to the shareholders.

      Compensation Committee                           Stock Option Committee

         William E. Bindley                              William E. Bindley
         Gerald W. Schoor                                Gerald W. Schoor

Report of the Audit Committee

      Management of the Company is responsible for the financial reporting process, including the system of internal accounting and financial controls, and for the preparation of consolidated financial statements in conformity with accounting principals generally accepted in the United States. The Company's independent accountants, Deloitte & Touche LLP, are responsible for performing the audit of the Company's consolidated financial statements and expressing an opinion on those statements. The Audit Committee is responsible for oversight of all aspects of the Company's financial reporting, internal controls and audit processes. An Audit Committee Charter was adopted by the Board in March 2000 outlining these responsibilities. A copy of the charter is included in this proxy statement as Appendix A. The Audit Committee is composed of three "independent directors" as that term is defined by the listing Standards of the National Association of Securities Dealers, Inc.

      In fulfillment of its responsibilities, the Audit Committee on a regular basis discusses with both management and Deloitte & Touche LLP the adequacy and effectiveness of the Company's internal accounting and financial controls. The Audit Committee has reviewed and discussed the audited financial statements with the Company's management and Deloitte & Touche LLP. In addition, the Audit Committee has discussed with Deloitte & Touche LLP all matters required to be discussed with audit committees by Statement on Auditing Standards No. 61, "Communication with Audit Committees". Deloitte & Touche LLP also provided the Audit Committee the written disclosures and the letter required by the Independence Standards Board Standard No. 1, "Independence Discussions with Audit Committees". The Audit Committee has discussed with Deloitte & Touche LLP any relationships or services that might impact their objectivity and independence.

      Based on the Audit Committee's review and discussions referenced in this report, the Audit Committee recommended to the Board that the Company's audited financial statements be included in the Company's Annual Report on Form 10-K for the year ended February 3, 2001 for filing with the Securities and Exchange Commission.

                                                                 Audit Committee

                                                                Gerald W. Schoor
                                                              William E. Bindley


                             INDEPENDENT ACCOUNTANTS

      The appointment of Deloitte & Touche LLP as auditors for the Company for fiscal year 2001 is recommended by the Board of Directors and will be submitted to the meeting in order to permit the shareholders to express their approval or disapproval. In the event of a negative vote, a selection of other auditors will be made by the Board. A representative of Deloitte & Touche LLP is expected to be present at the meeting, will be given an opportunity to make a statement if he desires and will respond to appropriate questions. Notwithstanding approval by the shareholders, the Board of Directors reserves the right to replace the auditors at any time upon the recommendation of the Audit Committee of the Board of Directors.

      The Board of Directors recommends a vote FOR the appointment of Deloitte & Touche LLP as auditors for 2001.

For fiscal 2000, Deloitte & Touche LLP billed the Company for the following services:

      Audit Fees.......................................................$102,568
      Financial Information Systems Design and Implementation Fees.....$      0
      All Other Fees...................................................$  8,775


The Audit Committee believes that Deloitte & Touche LLP's provision of non-audit services is compatible with maintaining such firm's independence.


Performance Graph

      The performance graph set forth below compares the cumulative total shareholder return on the Company's Common Stock with the Nasdaq Stock Market Index and the Nasdaq Index for Retail Trade Stocks for the period from February 2, 1996 through February 2, 2001.

                              Comparison of Cumulative Total Return Among The Company,
                         Nasdaq Stock Market Index and Nasdaq Index for Retail Trade Stocks
----------------------------------------------------------------------------------------------------------------------------------

                                  February 2,     January 31,      January 30,     January 29,      January 28,     February 2,
                                      1996           1997             1998            1999             2000            2001
----------------------------------------------------------------------------------------------------------------------------------

The Nasdaq Stock Market (U.S.)        100            130              153             240              370             252
----------------------------------------------------------------------------------------------------------------------------------
Nasdaq Retail Trade Stocks            100            123              143             175              140             108
----------------------------------------------------------------------------------------------------------------------------------
Shoe Carnival, Inc.                   100            148              248             280              235             257
----------------------------------------------------------------------------------------------------------------------------------

[PERFORMANCE GRAPH APPEARS HERE]

Compensation Committee Interlocks and Insider Participation

      During fiscal 2000, the Compensation Committee consisted of Messrs. Bindley and Schoor. Neither of the Compensation Committee members were involved in a relationship requiring disclosure as an interlocking executive officer/director or under Item 404 of Regulation S-K or as a former officer or employee of the Company.


Certain Transactions

      Mr. Weaver, along with Bradley W. Weaver, his son and the owner of 5.2% of the outstanding shares of the Company's Common Stock, are the principal shareholders of LC Footwear, LLC and PL Footwear, Inc.
Mr. J. Wayne Weaver is also Chairman of the Board and Chief Executive Officer of LC Footwear, LLC and PL Footwear, Inc.

      The Company purchases women's footwear from LC Footwear, LLC in the ordinary course of business. During 2000, the Company purchased approximately $352,000 of merchandise from LC Footwear, LLC. Management of the Company believes that purchases from LC Footwear, LLC are on terms that are not less favorable to the Company than could be obtained from unrelated third parties for comparable merchandise.

      PL Footwear, Inc., along with others, serve as import agents for the Company. Import agents represent the Company on a commission basis in dealings with shoe factories primarily in mainland China where most of the Company's private label shoes are manufactured. As agents for the Company, PL Footwear, Inc. and others visit shoe manufacturers, collect shoe samples, submit these samples to the Company and advise the Company of market conditions and availability of merchandise. They also help select leather, assist in detailing and quality control and coordinate the production and delivery schedule of a portion of the Company's private label merchandise. The Company pays PL Footwear, Inc. 10% of the gross purchase price of shoes bought through that company. Commissions paid to PL Footwear, Inc. were approximately $1.2 million in 2000. Management of the Company believes that the arrangements with PL Footwear, Inc. are on terms that are not less favorable to the Company than could be obtained from unrelated parties.

      Mr. Aschleman was elected to the Company's Board of Directors on May 10, 2001. He is a partner of the law firm of Baker & Daniels, which has in the past, and continues to, provide legal services to the Company.

                             PRINCIPAL SHAREHOLDERS

     The following table sets forth, as of April 4, 2001, certain information with respect to beneficial ownership of the Company's Common Stock by each person (or group of affiliated persons) who is known by management to own beneficially more than 5% of the Common Stock, by each Named Executive Officer who is not a Director, and by all Directors and current executive officers as a group. Except as otherwise noted, the persons named in the table have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them.

                                                Number of Shares     Percent of
                   Name                        Beneficially Owned       Class
                   ----                        ------------------    ----------
 J. Wayne Weaver and
 Delores B. Weaver(1)......................      4,833,230  (2)         40.4%
 Timothy T. Baker..........................         47,876  (3)           *
 Clifton E. Sifford........................         47,154  (4)           *
 W. Kerry Jackson..........................         35,316  (5)           *

 All current executive officers and
 Directors as a group(7 persons)...........      5,439,313  (6)         44.3%

 Scott A. Bommer, individually and
 on behalf of SAB Capital Partners,
 L.P., SAB Capital Partners II, L.P.,
 SAB Capital Advisors,L.L.C., SAB
 Overseas Capital Management, L.P.
 and SAB Capital Management, L.L.C.
 650 Madison Avenue, 26th Floor
 New York, NY 10022**......................      1,021,240               8.5%


 Dimensional Fund Advisors, Inc.
 1299 Ocean Ave., 11th Floor
 Santa Monica, CA  90401**.................      1,000,900  (7)          8.4%


 J.P. Morgan Chase & Co. and its
 wholly-owned subsidiaries, The
 Chase Manhattan Bank and Morgan
 Guaranty Trust Co. of New York
 270 Park Avenue
 New York, NY 10017**......................        630,100               5.3%

 Bradley W. Weaver(1)......................        625,000               5.2%
 Leigh A. Weaver(1)........................        625,000               5.2%
----------
*     Less than 1%

**    Information is based solely on reports filed by such shareholder under
      Section 13(d) or Section 13(g) of the Securities Exchange Act of 1934.

(1) J. Wayne Weaver and Delores B. Weaver are husband and wife, and Bradley W. Weaver and Leigh A. Weaver are their adult children. Their address is 8233 Baumgart Road, Evansville, Indiana 47725.

(2) Mr. and Mrs. Weaver each individually own 2,000,000 shares and jointly own 333,200 shares. 500,000 shares are held in a trust of which Mr. and Mrs. Weaver are both trustees.

(3)   Includes 40,666 shares issuable upon the exercise of options.

(4)   Includes 45,833  shares issuable upon the exercise of options.

(5)   Includes 29,016 shares issuable upon the exercise of options.

(6)   Includes 303,055 shares issuable upon the exercise of options.

(7) The shareholder is a registered investment advisor and has sole voting and, dispositive power with respect to the shares. All of the indicated shares are owned by advisory clients of the shareholder, and the shareholder disclaims beneficial ownership of such shares.

                  SHAREHOLDER PROPOSALS FOR 2002 ANNUAL MEETING

      The date by which shareholder proposals must be received by the Company for inclusion in proxy materials relating to the 2002 Annual Meeting of Common Shareholders is January 16, 2002.

      In order to be considered at the 2002 Annual Meeting, shareholder proposals must comply with the advance notice and eligibility requirements contained in the Company's By-Laws. The Company's By-Laws provide that shareholders are required to give advance notice to the Company of any nomination by a shareholder of candidates for election as directors and of any business to be brought by a shareholder before an annual shareholders' meeting. Specifically, the By-Laws provide that for a shareholder to nominate a person for election to the Company's Board of Directors, the shareholder must be entitled to vote for the election of directors at the meeting and must give timely written notice of the nomination to the Secretary of the Company. The By-Laws also provide that for business to be properly brought before an annual meeting by a shareholder, the shareholder must have the legal right and authority to make the proposal for consideration at the meeting and the shareholder must give timely written notice thereof to the Secretary of the Company. In order to be timely, a shareholder's notice must be delivered to or mailed and received at the principal executive offices of the Company not less than 30 days nor more than 60 days prior to the meeting. In the event that less than 40 days' notice or prior public disclosure of the date of the meeting is given or made to shareholders, notice by the shareholder must be received not later than the close of business on the tenth day following the day on which notice of the date of the meeting was mailed or public disclosure was made. The notice must contain specified information about each nominee or the proposed business and the shareholder making the nomination or proposal.

      The specific requirements of these advance notice and eligibility provisions are set forth in Article II and Article III of the Company By-Laws, a copy of which is available upon request. Such request and any shareholder proposals should be sent to the Secretary of the Company at the principal executive offices of the Company.

                           INCORPORATION BY REFERENCE

      Notwithstanding anything to the contrary set forth in any of the Company's previous filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that may incorporate future filings (including this proxy statement, in whole or in part), the Compensation Report of the Compensation and Stock Option Committees, the Performance Graph and the Report of the Audit Committee shall not be incorporated by reference in any such filings.

                                 ANNUAL REPORTS

      The Annual Report to Shareholders for the 2000 fiscal year accompanies this Proxy Statement. The Annual Report is not used as part of this solicitation material and no action will be taken with respect to it at the Annual Meeting. In addition, a copy of the Company's Annual Report on Form 10-K for the 2000 fiscal year as filed with the Securities and Exchange Commission, including financial statements but excluding exhibits, may be obtained without charge upon written request to David A. Kapp, Secretary, Shoe Carnival, Inc., 8233 Baumgart Road, Evansville, Indiana 47725.

                              SHOE CARNIVAL, INC.
                         CHARTER OF THE AUDIT COMMITTEE
                            OF THE BOARD OF DIRECTORS

One committee of the Board of Directors is the Audit Committee. Only independent directors may serve on the Audit Committee.



The primary function of the Audit Committee is to assist the Board of Directors in fulfilling its responsibilities. The Audit Committee will review (a) all financial information to be provided to shareholders and others, (b) the systems of internal controls established by management and the Board of Directors and
(c) all audit processes.



GENERAL RESPONSIBILITIES



1. The Audit Committee will provide an open avenue of communication between the independent accountant and the Board of Directors.

2. The Audit Committee will report all committee actions to the Board of Directors and may make appropriate recommendations.

3. The Audit Committee has the power to conduct or authorize investigations into matters within the committee's scope of responsibilities. The committee is authorized to retain independent legal counsel, accountants or others it needs to assist in an investigation.

4. The Audit Committee will meet at least two times each year; more frequently if circumstances make that preferable. The Audit Committee chairman has the authority to call a committee meeting whenever he or she thinks there is a need. The committee may ask members of management or others to attend a meeting and is authorized to receive all pertinent information from management.

5. The committee will do whatever else the law, the company's articles of incorporation or bylaws or the Board of Directors requires.

MEMBERSHIP

      The Audit Committee shall be comprised of at least three directors appointed by the Board, each of whom shall be an "independent director" within the meaning of the rules of the Nasdaq Stock Market applicable to National Market issuers. "Independent director" means a person other than an officer or employee of the company or any other individual having a relationship which, in the opinion of the company's Board of Directors, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. The following persons shall not be considered independent:

     (a) a director who is employed by the company or any affiliate of the company for the current year or any of the past three years;

     (b) a director who accepts any compensation from the company or any affiliate in excess of $60,000 during the previous fiscal year, other than compensation for board service, benefits under a tax-qualified retirement plan, or non-discretionary compensation;

     (c) a director who is a member of the immediate family of an individual who is, or has been in any of the past three years, employed by the company or any affiliate as an executive officer. Immediate family includes a person's spouse, parents, children, siblings, mother-in-law, father-in-law, brother-in-law, sister-in-law, son-in-law, daughter-in-law, and anyone who resides in such person's home;

     (d) a director who is a partner in, or a controlling shareholder or an executive officer, of, any for-profit business organization to which the company made, or from which the business organization received, payments (other than those arising solely from investments in the corporation's securities) that exceed 5% of the company's or business organization's consolidated gross revenues for that year, or $200,000, whichever is more, in any of the past three years; and

     (e) a director who is employed as an executive of another entity where any of the company's executives serve on that entity's compensation committee.

      All members of the Audit Committee shall have a working familiarity with basic finance and accounting practices, and at least one member of the Audit Committee shall have accounting or related financial management expertise. Audit Committee members may enhance their familiarity with finance and accounting by participating in educational programs conducted by the company or an outside consultant.



RESPONSIBILITIES FOR ENGAGING INDEPENDENT ACCOUNTANT

1. The Audit Committee will recommend the selection of the independent accountant and the fees to be paid to the independent accountant. The committee's recommendation is subject to approval by the Board of Directors and a vote by the shareholders of the Company. The Audit Committee may also recommend dismissal of the independent accountant by the Board of Directors.

2. The Audit Committee will seek confirmation of the independence of the independent accountant, including a review of management consulting services provided by the independent accountant and the fees paid for those services.

3. The Audit Committee will consider, in consultation with the independent accountant, the audit scope and procedural plans made by the independent accountant.

4. The Audit Committee will listen to management and the independent accountant if either think there might be a need to engage additional independent accountants. The Audit Committee will decide whether to engage an additional independent accountant and, if so, which one.

RESPONSIBILITIES FOR REVIEWING THE ANNUAL EXTERNAL AUDIT AND QUARTERLY AND ANNUAL FINANCIAL STATEMENTS

1. The Audit Committee will require the independent accountant to be available to the Board of Directors at least annually and that it provide the committee with a timely analysis of significant financial reporting issues.

2. The Audit Committee will require the independent accountant to review the company's interim financial reports prior to the release of quarterly earnings and all quarterly reports containing financial information prior to their filing with the SEC.

3. The Audit Committee will ask management and the independent accountant about significant risks and exposures and will assess management's steps to minimize them.

4. The Audit Committee will regularly review the following with the independent accountant:

      (a) The adequacy of the company's internal controls, including computerized information system controls and security.

      (b) Any significant findings and recommendations made by the independent accountant, together with management's responses to them.

5. Shortly after the annual examination is completed, the audit committee will review the following with management and the independent accountant:

      (a)    The company's annual financial statements and related footnotes.

      (b) The independent accountant's audit of and report on those financial statements.

      (c) The independent accountant's qualitative judgments about the quality and appropriateness, not just the acceptability, of accounting principles and financial disclosures and how aggressive (or conservative) the accounting principles and underlying estimates are.

      (d) Any serious difficulties or disputes with management encountered during the course of the audit.

      (e) Anything else about the audit procedures or findings that GAAS requires the independent accountants to discuss with the committee.

6. The Audit Committee will consider and review the following with management:

      (a) Any significant findings during the year and management's responses to them.

      (b) Any difficulties the independent accountant encountered while conducting the audit, including any restrictions on the scope of their work or access to required information.

7. The Audit Committee will review annual filings with the SEC and other published documents containing the company's financial statements with management and will consider whether the information in the filings is consistent with the information in the financial statements.

8. As a whole, or through the Committee Chairman, the Audit Committee will review interim financial reports with management.

PERIODIC RESPONSIBILITIES

1.    Review and update the committee's charter annually.

2. Review legal and regulatory matters, including loss contingencies, that may have a material effect on the company's financial statements, compliance policies and programs and reports from regulators and, if appropriate, consult with counsel to the company concerning such matters.

3. Meet with the independent accountant and management in separate executive sessions to discuss all matters the committee or these groups believe should be discussed privately with the Audit Committee.

PROXY                          SHOE CARNIVAL, INC.                        PROXY

               Proxy Solicited on Behalf of The Board of Directors
             For The Annual Meeting of Shareholders -- June 14, 2001


     The undersigned appoints Mark L. Lemond and J. Wayne Weaver, and each of them, as proxies, with full power of substitution and revocation, to vote, as designated on the reverse side hereof, all the Common Stock of Shoe Carnival, Inc. which the undersigned has power to vote, with all powers which the undersigned would possess if personally present, at the annual meeting of shareholders thereof to be held at the Evansville Marriott, 7101 North U.S. Route 41, Evansville, Indiana on June 14, 2001, or at any adjournment thereof.

     This proxy when properly executed will be voted in the manner directed herein by the undersigned shareholder. Unless otherwise marked, this proxy will be voted FOR the election as Director of the nominees listed under Proposal 1 and FOR Proposal 2.

           PLEASE VOTE, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY
                          USING THE ENCLOSED ENVELOPE.

                     (Continued and to be signed on reverse side.)

                               SHOE CARNIVAL, INC.
    PLEASE MARK VOTE IN OVAL IN THE FOLLOWING MANNER USING DARK INK ONLY. [X]



                                           For     Withhold     For All (except
                                           All        All       Nominee(s)
                                                                written below)

1.   Election of Directors --              []         []           []
     Nominees:  01-Mark L. Lemond
                02-James A. Aschleman

     ---------------------------------

                                           For     Against      Abstain

 2.   Proposal to approve the              []         []           []
      appointment of Deloitte &
      Touche LLP, as auditors for
      the Company for 2001.

 3.   In their discretion, any other
      matters that may properly
      come before the meeting.






                               Dated:                                     , 2001
                                      ------------------------------------

                       Signature(s)
                                   ---------------------------------------------

                                   ---------------------------------------------



                       NOTE: When signing as attorney, executor, administrator, trustee or guardian, please give full title. If more than one trustee, all should sign. All joint owners must sign.
--------------------------------------------------------------------------------
                              FOLD AND DETACH HERE


                             YOUR VOTE IS IMPORTANT!

           PLEASE VOTE, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY
                          USING THE ENCLOSED ENVELOPE.